Exhibit 10.20

SEPARATION PAY AGREEMENT

THIS SEPARATION PAY AGREEMENT (“Agreement”), dated as of October 1, 2015 (the “Effective Date”) is made by and between WRIGHT MEDICAL GROUP, INC., a Delaware corporation (the “Company”), on behalf of itself and one or more of its Affiliates, and Lance A. Berry (the “Executive”).

WHEREAS, the Company or one of its Affiliates employs the Executive as Senior Vice President and Chief Financial Officer and recognizes the Executive as performing key functions for the success of the Company and its Affiliates; and

WHEREAS, the Company has determined that it is in the best interests of the Company and its Affiliates to institute formalized separation arrangements for certain executives of the Company, including the Executive, in the event of a separation of employment; and

WHEREAS, the Executive desires to enter into this Agreement.

NOW, THEREFORE, based on the foregoing, and for and in consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

1. Definitions. For the purposes of this Agreement, the following capitalized terms have the meanings set forth below:

1.1 “Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the United States Securities Exchange Act of 1934, as amended.

1.2 “Board” means the board of directors of Parent Corporation.

1.3 “Cause” means:

1.3.1 (i) the willful failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness), as determined by the Board in its sole discretion, which failure amounts to an intentional and extended neglect of the Executive’s duties; (ii) the determination in the sole discretion of the Board that the Executive has engaged or is about to engage in conduct materially injurious to the Company; (iii) the determination by the Board that the Executive has engaged in or is about to engage in conduct that is materially inconsistent with the Company’s legal and healthcare compliance policies, programs or obligations; (iv) the Executive’s bar from participation in programs administered by the United States Department of Health and Human Services or the United States Food and Drug Administration or any succeeding agencies; (v) the Executive’s conviction of or entering of a guilty or no contest plea to a felony charge (or equivalent thereof) in any jurisdiction; and/or (vii) the Executive’s participation in activities proscribed in Sections 1 and 3 of the Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Rights Agreement (as defined below) or the material

Wright Medical Group, Inc. Separation Pay Agreement Page 2

breach by the Executive of any other material covenants contained herein and therein. For the purposes of clause (i) of this definition, no act, or failure to act, on the Executive’s part shall be deemed to be “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interests of the Company and its Affiliates.

1.3.2 Notwithstanding the foregoing, the Executive shall not be deemed terminated for Cause for the reasons in clauses (i) or (ii) of Section 1.3.1 unless and until the Executive shall have been provided with reasonable notice of and, if possible, a reasonable opportunity to cure the facts and circumstances claimed to provide a basis for termination of the Executive’s employment for Cause.

1.4 “Change in Control” shall be deemed to have occurred on or immediately before the effective date on which any of the following occurs with regard to the Parent Corporation:

1.4.1 the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (for purposes of this Section 1.4, a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more (on a fully diluted basis) of either (A) the then outstanding ordinary shares of the Parent Corporation, taking into account as outstanding for this purpose all ordinary shares issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, the vesting of restricted stock units and the exercise of any similar right to acquire such ordinary shares (the “Outstanding Parent Corporation Ordinary Shares”) or (B) the combined voting power of the then outstanding voting securities of the Parent Corporation entitled to vote generally in the election of directors (the “Outstanding Parent Corporation Voting Securities”); provided, however, that for purposes of this Section 1.4.1, the following acquisitions shall not constitute a Change in Control: (x) any acquisition by the Parent Corporation or any of its Affiliates; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Parent Corporation or any of its Affiliates; or (z) any acquisition by any corporation or business entity pursuant to a transaction which complies with clauses (A), (B), and (C) of Section 1.4.2 of this definition (persons and entities described in clauses (x), (y) and (z) being referred to herein as “Permitted Holders”);

1.4.2 the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Parent Corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Parent Corporation Ordinary Shares and Outstanding Parent Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding ordinary shares or shares of common stock and the combined voting power of the then outstanding voting securities entitled

Wright Medical Group, Inc. Separation Pay Agreement Page 3

to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Parent Corporation or all or substantially all of the Parent Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Parent Corporation Ordinary Shares and Outstanding Parent Corporation Voting Securities, as the case may be; (B) no Person (excluding any Permitted Holder referred to in clause (x) or (y) of Section 1.4.1) beneficially owns, directly or indirectly, 50% or more (on a fully diluted basis) of, respectively, the then outstanding ordinary shares or shares of common stock of the corporation resulting from such Business Combination, taking into account as outstanding for this purpose all ordinary shares or shares of common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, the vesting of restricted stock units and the exercise of any similar right to acquire such ordinary shares or shares of common stock, or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the incumbent Board at the time of the execution of the initial agreement providing for such Business Combination;

1.4.3 the approval by the shareholders of the Parent Corporation of a complete liquidation or dissolution of the Parent Corporation;

1.4.4 the sale of at least 80% of the assets of the Parent Corporation; or

1.4.5 the individuals who on the date of this Agreement constitute the Board thereafter cease to constitute at least a majority thereof; provided, however, that any person becoming a member of the Board subsequent to the date of this Agreement and whose election or nomination was approved by a vote of at least two-thirds of the directors who then comprised the Board immediately prior to such vote shall be considered a member of the Board on the date of this Agreement.

1.5 “Code” means the United States Internal Revenue Code of 1986, as amended, and the U.S. Treasury Regulations promulgated thereunder, as in effect from time to time.

1.6 “Compensation Committee” means the compensation committee of the Board.

1.7 “Disability,” strictly for the purpose of the parties’ rights and obligations under this Agreement, means the Executive’s inability, due to physical or mental impairment, to perform the essential functions of the Executive’s position, with reasonable accommodation, for a period of one hundred and twenty (120) consecutive days or such other period of time as to which the parties may agree, as determined by a medical doctor selected by the Executive and the Company. If the parties cannot agree on a medical doctor, each party shall select a medical doctor and the two (2) doctors shall select a third (3rd) who shall be the approved medical doctor for this purpose.

Wright Medical Group, Inc. Separation Pay Agreement Page 4

1.8 “Good Reason” means:

1.8.1 The occurrence of any of the following without the prior written consent of the Executive, unless such act or failure to act is corrected by the Company prior to the Date of Termination specified in the Notice of Termination (as discussed in Section 3.1 hereof):

1.8.1.1 the assignment to the Executive of any duties materially inconsistent with the range of duties and responsibilities appropriate to a senior Executive within the Company, such range to be determined by reference to past, current, and reasonable practices within the Company;

1.8.1.2 a material reduction in the Executive’s responsibilities within the Company, but not including a mere title change or a transfer within the Company which does not singly or together adversely affect the Executive’s overall status within the Company, provided however, that no change in reporting relationship resulting from organizational realignment due to the addition of a Chief Operating Officer or Chief Commercial Officer shall be included in this definition of Good Reason;

1.8.1.3 a material reduction (i.e., more than ten percent (10%)) by the Company in the Executive’s aggregate annualized compensation target (including bonus opportunity as a percentage of base salary) and benefits opportunities, except for an across the board reduction or modification to any benefit plan affecting all executives of the Company;

1.8.1.4 the failure by the Company to pay to the Executive any portion of the Executive’s current compensation and benefits, under any plan, program or policy of, or other contract or agreement with, the Company or any of its Affiliates, within thirty (30) days of the date such compensation and/or benefits are due;

1.8.1.5 the failure by the Company to obtain a satisfactory agreement from any successor of the Company, requiring such successor to assume and agree to perform the Company’s obligations under this Agreement;

1.8.1.6 the failure of the Company or the Parent Corporation to provide indemnification and director and officer liability insurance protection as required in Section 9 of this Agreement;

1.8.1.7 the relocation of the Executive’s principal place of employment immediately prior to such move (the “Principal Location”) to a location which is more than forty (40) miles from the Principal Location; or

Wright Medical Group, Inc. Separation Pay Agreement Page 5

1.8.1.8 the material breach by the Company or any Affiliate of any of the other provisions of this Agreement which is not cured following notice and a reasonable period of time to cure such breach.

1.8.2 Notwithstanding any of the foregoing, placing the Executive on a paid leave for up to ninety (90) days pending a determination by the Company of whether there is a basis to terminate the Executive for Cause shall not constitute a Good Reason.

1.8.3 Following a Change in Control and during the CIC Protection Period (as defined in Section 6), the Executive’s determination that an act or failure to act constitutes Good Reason shall be presumed to be valid. The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. In all events, if the Executive fails to deliver Notice of Termination with respect to a termination of the Executive’s employment for Good Reason within ninety (90) days after the Executive becomes aware of the event giving rise to such right to terminate, the Executive shall be deemed to waive the Executive’s right to terminate for Good Reason with respect to such event.

1.9 “Involuntary Termination” means a termination of the Executive’s employment with the Company and its Affiliates (a) by the Company or an Affiliate other than for Cause, death or Disability, or (b) upon the Executive’s resignation of employment for Good Reason.

1.10 “Incentive Compensation Awards” means awards granted under the Incentive Compensation Plan(s) providing the Executive with the opportunity to earn, on a year-by-year or multi-year basis, annual and long-term compensation.

1.11 “Incentive Compensation Plans” means incentive compensation plans and long-term compensation plans of the Company which may include plans offering stock options, restricted stock, restricted stock units and other forms of long-term compensation.

1.12 “Parent Corporation” means Wright Medical Group N.V., a public limited company (naamloze vennootschap) incorporated under the laws of the Netherlands, and any successors and assigns.

1.13 “Person,” unless otherwise defined, has the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that the term shall not include (i) the Parent Corporation or any of its Affiliates; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Parent Corporation or any of its Affiliates; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; (iv) a corporation owned, directly or indirectly, by the shareholders of the Parent Corporation in substantially the same proportions as their ownership of the shares in the Parent Corporation or (v) a person or group as used in Rule 13d-1(b) promulgated under the Exchange Act.

Wright Medical Group, Inc. Separation Pay Agreement Page 6

2. Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any provision of this Agreement is likely to be interpreted as a personal loan prohibited by the United States Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), then such provision shall be modified as necessary or appropriate so as to not violate the Sarbanes-Oxley Act; and if this cannot be accomplished, then the Company shall use its best efforts to provide the Executive with similar, but lawful, substitute benefit(s) at a cost to the Company not to significantly exceed the amount the Company would have otherwise paid to provide such benefit(s) to the Executive. In addition, if the Executive is required to forfeit or to make any repayment of any compensation or benefit(s) to the Company under the Sarbanes-Oxley Act, any other applicable law, stock exchange requirement or policy of the Company, such forfeiture or repayment shall not constitute Good Reason.

3. Notice and Date of Termination.

3.1 Notice. Any termination of the Executive’s employment by the Company or by the Executive during the term of this Agreement shall be communicated by a written notice of termination to the other party (the “Notice of Termination”). Where applicable, the Notice of Termination shall indicate the specific termination provision in this Agreement relied upon for termination of the Executive’s employment under the provision so indicated.

3.2 Date. The date of the Executive’s termination of employment (“Date of Termination”) shall be determined as follows:

3.2.1 If due to the Company terminating the Executive’s employment, either with or without Cause, the Date of Termination shall be the date specified in the Notice of Termination; if other than for Cause, the Date of Termination shall not be less than two (2) weeks from the date such Notice of Termination is given, unless the Company elects to pay the Executive for that period in lieu of notice. Any such payment in lieu of notice would be in addition to any payments provided pursuant to Section 5 or 6, as applicable.

3.2.2 If due to death, the Date of Termination is the date of death.

3.2.3 If due to Disability, the Date of Termination is the date the party terminating the Executive’s employment for Disability provides written notice of termination due to Disability.

3.2.4 If the basis of the Executive’s Involuntary Termination is the Executive’s resignation for Good Reason, the Date of Termination shall be determined by the Company, but shall not be less than two (2) weeks nor more than eight (8) weeks from the date Notice of Termination is given.

Wright Medical Group, Inc. Separation Pay Agreement Page 7

3.2.5 If due to the Executive’s resignation for a reason other than Good Reason or if the Executive gives notice of retirement, the Date of Termination shall be determined by the Company after the Company receives Notice of Termination or retirement, but shall not be less than two (2) weeks or more than twelve (12) weeks from the date Notice of Termination is given.

3.2.6 Notwithstanding the foregoing, for any compensation that qualifies as non-qualified deferred compensation under Code Section 409A (taking into account amounts that are exempt from the requirements of Code Section 409A by reason of the “separation pay” or “short-term deferral” exclusions), the Date of Termination shall be the date the Executive experiences a “separation from service” within the meaning of Code Section 409A.

4. Termination from the Board and any Offices Held. Upon termination of the Executive’s employment with the Company for any reason, the Executive agrees that the Executive’s membership on the Board, if any, the board of directors of any of the Company’s Affiliates, any committees of the Board, any committees of the board of directors of any of the Company’s Affiliates, and any and all offices held, if applicable, shall be automatically terminated. The Executive hereby agrees to cooperate with the Company and execute any documents reasonably required by the Company or competent authorities to effect this provision.

5. Severance Benefits upon Involuntary Termination Prior to Change in Control or After the CIC Protection Period Expires. In the event of the Involuntary Termination of the Executive’s employment prior to a Change in Control or after the expiration of the CIC Protection Period (as defined in Section 6), subject to Section 19.9, the Company shall, following receipt of the Release required in Section 13 that has not been revoked, pay to the Executive the following “Pre-Change in Control Severance Payment” in the following amounts and manner:

5.1 The total severance payment will be equal to the sum of: (i) the Executive’s then current annual base salary, plus (ii) an amount equal to the Executive’s then current annual target bonus; provided that if the Executive’s annual base salary or target bonus has been reduced during the sixty (60) day period prior to the Date of Termination, then for purposes of severance payment calculation the higher figure will be used; and provided, further that the use of the term “annual target bonus” as used in this Section 5.1 is intended merely as a method to computing the amount of the severance payment herein and is not intended to pay the Executive an annual target bonus for the fiscal year that includes the Date of Termination, which will be paid to the Executive, if earned on a pro rata basis, pursuant to Section 5.3.2.

5.2 The payment will be made as follows: (i) half in a lump sum payable at or within a reasonable period of time after the Date of Termination and subject to receipt of an executed Release that has not been revoked, and (ii) the remaining half in six (6) equal consecutive monthly installments starting six (6) months after the Date of Termination with a final

Wright Medical Group, Inc. Separation Pay Agreement Page 8

installment of all remaining amounts to be paid on or before March 15 of the calendar year following the year in which the Date of Termination occurred. The final installment will be equal to the total payment reduced by all the amounts previously paid (i.e., the lump sum payment and the sum of all the installment payments previously paid). Notwithstanding the provisions of clause (ii) to the contrary, if the six-month period would cause the installments to begin to be paid after the March 15 date described in the first sentence of this Section 5.2, then no installments will be paid, and the second payment will be a lump sum equal to half the total payment and that payment will be paid on or before March 15 of the calendar year following the year in which the Date of Termination occurred. The installment payments (or the second lump sum payment, if applicable) are specifically designated as consideration for execution of the Release required in Section 13 and compliance with Sections 12, 13 and 14 and the terms of the Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Rights Agreement. All payments will have applicable taxes withheld and any installment payments will be paid at such times during the month as the Company may reasonably determine.

5.3 In addition to the Pre-Change in Control Severance Payment, the Executive shall be entitled to receive the following additional benefits:

5.3.1 Accrued Obligations. The Company shall pay to the Executive a lump sum cash amount equal to the sum of (i) the Executive’s annual base salary through the Date of Termination to the extent not theretofore paid; (ii) an amount equal to any annual cash Incentive Compensation Awards earned (based on the most recently completed performance period, whether that period is the prior quarter or the prior year) but not yet paid; (iii) an amount equal to the value of any accrued and/or untaken vacation, if any; and (iv) reimbursement for unreimbursed business expenses, if any, properly incurred by the Executive in the performance of the Executive’s duties in accordance with the policies established from time to time by the Board. (The amounts specified in clauses (i), (ii), (iii) and (iv) shall be hereinafter referred to as the “Accrued Obligations”).

5.3.2 Current Fiscal Year Bonus. The Company shall pay to the Executive a pro rata portion of the Executive’s annual cash Incentive Compensation Award for the fiscal year that includes the Termination Date, if earned pursuant to the terms thereof and at such time and in such manner as determined pursuant to the terms thereof, less any payments thereof already made during such fiscal year.

5.3.3 Equity-Based Compensation. All equity-based Incentive Compensation Awards (including, without limitation, stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance share awards or other related awards) held by the Executive shall be governed by the terms of the applicable Incentive Compensation Plan and Incentive Compensation Award agreement, and this Agreement shall have no effect upon them.

Wright Medical Group, Inc. Separation Pay Agreement Page 9

5.3.4 Welfare Benefits. The Executive shall be eligible for health and dental coverage as provided for under the United States Consolidated Omnibus Budget Reconciliation Act (“COBRA”), using the normal COBRA administration process of the Company. The Company will pay or reimburse the Executive for all costs of these benefits for a period equal to twelve (12) months, after which the Executive will be responsible for paying the full COBRA costs of benefits. If the Executive accepts employment with another employer and is no longer eligible for COBRA coverage, these welfare benefits will cease to be provided.

5.3.5 Outplacement Benefits. The Executive may, if the Executive so elects, receive outplacement assistance and services at the Company’s expense for a period of one (1) year following the Date of Termination. These services will be provided by a national firm selected by the Company whose primary business is outplacement assistance. Notwithstanding the above, if the Executive accepts employment with another employer, these outplacement benefits shall cease on the date of such acceptance.

5.3.6 Financial Planning Services. The Executive may, if the Executive so elects, receive financial planning services at the Company’s expense for a period of one (1) year following the Date of Termination, at a level consistent with the benefits provided under the Company’s financial planning program for the Executive as in effect immediately prior to the Date of Termination; provided, however, that the total amount of such services may not exceed the amount in effect under Code Section 402(g)(1)(B) for the calendar year that includes the Date of Termination.

5.3.7 Annual Physical. The Executive may, if the Executive so elects, within the twelve (12) months following the Date of Termination, receive an annual physical at the Company’s expense consistent with the physical provided under, and subject to the requirements of, the Company’s annual physical program as in effect immediately prior to the Date of Termination.

5.3.8 General Insurance Benefit. No later than March 15 of the calendar year following the year in which the Date of Termination occurred, provided the Executive has made a request for the payment described in this Section 5.3.8 on such form as the Company may require, the Executive shall receive a payment for use in the payment of the cost of continuation of insurance coverage, such payment to be equal to the annual supplemental executive insurance premium benefit provided to the Executive prior to the Executive’s Date of Termination; provided, however, that such benefit does not include reimbursement for insurance coverage that pays for medical, prescription drug, dental, vision or other medical care expenses. The Company will use its reasonable best efforts to make this payment at the time requested.

6. Severance Benefits upon Involuntary Termination in Connection with and after a Change in Control. Notwithstanding the provisions of Section 5 above, in the event of the Involuntary Termination of the Executive within twelve (12) months following a Change in

Wright Medical Group, Inc. Separation Pay Agreement Page 10

Control (the “CIC Protection Period”), subject to Section 19.9, the Company shall, following receipt of the Release required in Section 13 that has not been revoked, pay to the Executive the following “Post-Change in Control Severance Payment” in the following amounts and manner:

6.1 The total severance payment will be equal to two times (2x) the sum of (i) the Executive’s then current annual base salary plus (ii) the Executive’s then current annual target bonus; provided that if the Executive’s annual base salary or target bonus has been reduced during the sixty (60) day period prior to the Date of Termination, then, for purposes of this severance payment calculation, the higher figure will be used.

6.1.1 The payment will be made as follows: (i) half in a lump sum payable at or within a reasonable period of time after the Date of Termination and subject to receipt of an executed Release that has not been revoked, (ii) the remaining half in six (6) equal consecutive monthly installments starting six (6) months after the Date of Termination with a final installment of all remaining amounts to be paid on March 15 of the calendar year following the year in which the Date of Termination occurred. The final installment will be equal to the total payment reduced by all the amounts previously paid (i.e., the lump sum payment and the sum of all the installment payments previously paid). Notwithstanding the provisions of clause (ii) to the contrary, if the six-month period would cause the installments to begin to be paid after the March 15 date described in the first sentence of this Section 6.1.1, then no installments will be paid, and the second payment will be a lump sum equal to half the total payment and that payment will be paid on or before March 15 of the calendar year following the year in which the Date of Termination occurred. The installment payments (or the second lump sum payment, if applicable) are specifically designated as consideration for execution of the Release required in Section 13 and compliance with Sections 12, 13 and 14 and the terms of the Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Rights Agreement. All payments will have applicable taxes withheld and any installment payments will be paid at such times during the month as the Company may reasonably determine.

6.2 In addition to the Post-Change in Control Severance Payment, the Executive shall be entitled to receive the following additional benefits:

6.2.1 Accrued Obligations. The Company shall pay to the Executive a lump sum cash amount equal to the sum of the Accrued Obligations.

6.2.2 Current Fiscal Year Bonus. The Company shall pay to the Executive a pro rata portion of the Executive’s target annual cash Incentive Compensation Award for the fiscal year that includes the Termination Date, less any payments thereof already made during such fiscal year.

6.2.3 Equity-Based Compensation. All equity-based Incentive Compensation Awards (including, without limitation, stock options, stock appreciation rights, restricted stock

Wright Medical Group, Inc. Separation Pay Agreement Page 11

awards, restricted stock units, performance share awards or other related awards) held by the Executive shall be governed by the terms of the applicable Incentive Compensation Plan and Incentive Compensation Award agreement, and this Agreement shall have no effect upon them.

6.2.4 Welfare Benefits. The Executive shall be eligible for health and dental continuation coverage as provided for under COBRA, using the normal COBRA administration process of the Company. The Company will pay or reimburse the Executive for all costs of these benefits for eighteen (18) months after which the Executive will be responsible for paying the full COBRA costs of benefits. If the Executive accepts employment with another employer and is no longer eligible for COBRA coverage, these welfare benefits will cease to be provided.

6.2.5 Outplacement Benefits. The Executive may, if the Executive so elects, receive outplacement assistance and services at the Company’s expense for a period of two (2) years following the Date of Termination. These services will be provided by a national firm selected by the Company whose primary business is outplacement assistance. Notwithstanding the above, if the Executive accepts employment with another employer, these outplacement benefits shall cease on the date of such acceptance.

6.2.6 Financial Planning Services. The Executive may, if the Executive so elects, receive financial planning services at the Company’s expense for a period of two (2) years following the Date of Termination, at a level consistent with the benefits provided under the Company’s financial planning program for the Executive as in effect immediately prior to the Date of Termination; provided, however, that the total amount of such services may not exceed the amount in effect under Code Section 402(g)(1)(B) for the calendar year that includes the Date of Termination.

6.2.7 Annual Physical. The Executive may, if the Executive so elects, within the twelve (12) months following the Date of Termination, receive an annual physical at the Company’s expense consistent with, and subject to the requirements of, the physical provided under the Company’s annual physical program as in effect immediately prior to the Date of Termination.

6.2.8 General Insurance Benefit. No later than March 15 of the calendar year following the year in which the Date of Termination occurred, provided the Executive has made a request for the payment described in this Section 6.2.8 on such form as the Company may require, the Executive shall receive a payment for use in the payment of the cost of continuation of insurance coverage, such payment to be equal to two times (2x) the annual supplemental executive insurance premium benefit provided to the Executive prior to the Executive’s Date of Termination; provided, however, that such benefit does not include reimbursement for insurance coverage that pays for medical, prescription drug, dental, vision or other medical care expenses. The Company will use its reasonable best efforts to make this payment at the time requested.

Wright Medical Group, Inc. Separation Pay Agreement Page 12

6.3 Notwithstanding anything contained herein to the contrary, if a Change in Control occurs and the Executive’s employment with the Company is terminated by reason of Involuntary Termination (including as a result of an event giving rise to Good Reason) prior to the occurrence of the Change in Control, and if such termination of employment (or the event giving rise to Good Reason) (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change in Control or (ii) otherwise arose in connection with or in anticipation of the Change in Control, then the Executive shall, in lieu of the payments described in Section 5 hereof, be entitled to the Post-Change in Control Severance Payment and the additional benefits described in this Section 6 as if such Involuntary Termination had occurred within twelve (12) months following the Change in Control.

7. Severance Benefits upon Termination by the Company for Cause or by the Executive Other than for Good Reason. If the Executive’s employment shall be terminated for Cause or if the Executive terminates employment other than for Good Reason, the Company will have no further obligations to the Executive under this Agreement other than the Accrued Obligations.

8. Severance Benefits upon Termination due to Death or Disability. If the Executive’s employment shall terminate by reason of death or Disability, the Company shall pay the Executive’s estate in the case of death or to the Executive in the case of Disability, the Accrued Obligations, plus a pro rata portion of the Executive’s target annual cash Incentive Compensation Award for the fiscal year that includes the Termination Date, less any payments thereof already made during such fiscal year. Such payments shall be in addition to those rights and benefits to which the Executive’s estate or the Executive may be entitled under the relevant Company plans or programs.

9. Non-exclusivity of Rights and Indemnification. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit plan, program, policy or practice provided by the Company or any Affiliate and for which the Executive may qualify (except with respect to any benefit to which the Executive has waived the Executive’s rights in writing), including, without limitation, any and all indemnification arrangements in favor of the Executive (whether under agreements or under the Company’s or any Affiliate’s charter documents or otherwise), and insurance policies covering the Executive, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement entered into after the Effective Date with the Company or any Affiliate. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any benefit, plan, policy, practice or program of, or any contract or agreement entered into with, the Company or any Affiliate shall be payable in accordance with such benefit, plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. At all times during the Executive’s employment with the Company or any Affiliate and thereafter, the Company or any such Affiliate shall provide the Executive with indemnification and director and officer insurance insuring the Executive against insurable events which occur or

Wright Medical Group, Inc. Separation Pay Agreement Page 13

have occurred while the Executive was a director or executive officer of the Company or any Affiliate, on terms and conditions that are at least as favorable as that then provided to any other current or former director or executive officer of the Company or any its Affiliates.

10. Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts (including amounts for damages for breach) payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

11. Representations. The Executive hereby represents to the Company that the Executive is legally entitled to enter into this Agreement and to perform the Executive’s obligations hereunder, and that the Executive has the full right, power, and authority, subject to no rights of any third parties, to grant to the Company the rights herein.

12. Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Rights Agreement. Concurrently with the execution of this Agreement, the Executive hereby agrees to execute the Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Rights Agreement, in substantially the form as attached to this Agreement as Exhibit A, which is incorporated by reference into this Agreement in its entirety (the “Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Rights Agreement”).

13. Release. The Executive agrees that if the Executive’s employment is terminated by the Company for any reason other than Cause, Disability or death, the Executive will be required to execute a release of all claims, substantially in the form attached hereto as Exhibit B, within thirty (30) days after the applicable Date of Termination to be eligible to receive any post-employment payments of any kind under this Agreement other than the Accrued Obligations. In the event that the Executive is covered under the United States Age Discrimination in Employment Act, as amended (“ADEA”), as of the date of the termination of the Executive’s employment, the Executive also will be required to execute the ADEA Release of all ADEA claims, substantially in the form attached hereto as Exhibit C, within thirty (30) days after the applicable Date of Termination to be eligible to receive any post-employment payments of any kind under this Agreement other than the Accrued Obligations. These two documents are collectively referred to in this Agreement as the “Release.” The Executive recognizes and agrees that, notwithstanding any other Section to the contrary, the Release must be executed and not revoked within the time provided prior to the commencement of any post-employment payments of any kind under this Agreement other than the Accrued Obligations set forth in Section 5.3.1 and 6.2.1.

14. Cooperation with Legal Matters. The Executive agrees to cooperate with the Company and its Affiliates and their designated attorneys, representatives, and agents in connection with any actual or threatened judicial, administrative or other legal or equitable proceeding in which the Company or any of its Affiliates is or may become involved. Upon reasonable notice, the

Wright Medical Group, Inc. Separation Pay Agreement Page 14

Executive agrees to meet with and provide to the Company and its Affiliates or their designated attorneys, representatives or agents all information and knowledge the Executive may have relating to the subject matter of any such proceeding. The Company agrees to reimburse the Executive for any reasonable costs incurred by the Executive in providing such cooperation.

15. Specific Remedies for Executive Breach of Certain Covenants. Without limiting the rights and remedies available to the Company, in the event of any breach by the Executive of the covenants set forth in Sections 12, 13 or 14 above or the terms of the Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Rights Agreement or the Release, the following actions may be taken by the Company:

15.1 If the Company believes a breach has occurred, it will deliver to the Executive a summary of the breach and a demand for explanation or agreement that such breach has occurred; the Executive shall have ten (10) business days to respond in writing to this demand, whereupon the Company will make a decision as to whether the breach has, in fact, occurred; if it is determined such a breach has occurred, then

15.1.1 the Company’s obligation to make any payment or provide any benefits to the Executive under Sections 5, 6, 7 or 8 of this Agreement shall cease immediately and permanently, which shall not have any impact whatsoever on the Executive’s continuing obligations under the Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Rights Agreement; and

15.1.2 the Executive shall repay to the Company, within ten (10) days after the Executive receives written demand therefore, an amount equal to ninety percent (90%) of the payments and benefits previously received by the Executive under this Agreement, plus interest on such amount at an annual rate equal to the lesser of ten percent (10%) or the maximum non-usurious rate under applicable law, from the dates on which such payments and benefits were received to the date of repayment to the Company.

15.2 It is the desire and intent of the parties that the provisions of Section 12 and the Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Rights Agreement be enforced to the fullest extent permissible under the applicable laws in each jurisdiction in which enforcement is sought. Accordingly, if any portion of Section 12 and the Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Rights Agreement is adjudicated to be invalid or unenforceable, Section 12 and the Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Rights Agreement shall be deemed curtailed, whether as to time or location, to the minimum extent required for its validity under applicable law and shall be binding and enforceable with respect to the Executive as so curtailed, such curtailment to apply only with respect to the operation of Section 12 and the Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Rights Agreement in the jurisdiction in which such adjudication is made. If a court in any jurisdiction, in adjudicating the validity of Section 12 and

Wright Medical Group, Inc. Separation Pay Agreement Page 15

the Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Rights Agreement, imposes any additional terms or restrictions with respect to Section 12 and the Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Rights Agreement, Section 12 and the Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Rights Agreement shall be deemed amended to incorporate such additional terms or restrictions.

15.3 The Executive agrees and acknowledges that the Executive has received good and adequate consideration for the covenants set forth in Section 12 and the Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Rights Agreement in the form of employment, compensation, and benefits separate and independent of any payments or potential payments in this Agreement.

16. Potential Impact of Accounting Restatements on Certain Bonuses and Profits.

16.1 If the Parent Corporation or any of its Affiliates is required to prepare an accounting restatement of its consolidated balance sheet or statement of operations affecting any reporting period that transpires during the term of employment (the “Term”) due to the material noncompliance of the Parent Corporation or any of its Affiliates with any financial requirements under the U.S. Federal securities laws and if such material non-compliance is a direct result of the Executive’s knowing, intentional, fraudulent or illegal conduct, then the Board can require the Executive to reimburse the Company or the Parent Corporation for (i) any bonus or other incentive-based or equity-based compensation received by the Executive from the Company or the Parent Corporation during the Term and (ii) any profits realized from the sale of securities of the Parent Corporation by the Executive during the Term.

16.2 In making the determination whether to seek recovery from the Executive and in making the determination of what portion of the Executive’s compensation and/or profits should be returned to the Company or the Parent Corporation under Section 16.1, the Board will seek to achieve a result that is fair to the Executive and the Company and the Parent Corporation, and in that connection, the Board will consider whether any bonus, incentive payment, equity award or other compensation has been awarded or received by the Executive during the Term, whether the Executive realized any profits from the sale of securities of the Parent Corporation during the Term, whether and the extent to which such compensation and/or profits were based on financial results and operating metrics that were satisfied as a result of the Executive’s knowing, intentional, fraudulent or illegal conduct, and what the Executive’s compensation and/or profits would have been in the absence of the reporting issue. The Board has the sole discretion in determining whether the Executive’s conduct has or has not met the standard for such forfeiture and the amount of the forfeiture.

16.3 Notwithstanding the foregoing, to the extent required or permitted by applicable laws, rules or regulations, securities exchange listing requirements applicable to the Parent Corporation and any of its Affiliates and the Executive or any Company policy applicable to the

Wright Medical Group, Inc. Separation Pay Agreement Page 16

Executive, the Company shall have the right to recover any amounts paid to the Executive under this Agreement. Any such recoupment of a payment to the Executive under this Agreement may be in addition to any other remedies that may be available to the Company under applicable law or Company policy applicable to the Executive.

16.4 If the Board determines that recovery is appropriate or required as set forth in Section 16.1 or 16.3, such amounts shall be withheld from any future amounts owed to the Executive as compensation. The Company may also commence legal action to collect such recovery as the Board determines is owed to the Company.

16.5 The parties agree that this Section 16 shall be amended as necessary to comply with any new applicable laws, rules or regulations issued by the United States Securities and Exchange Commission, the national stock exchange on which the ordinary shares of the Parent Corporation are listed or any others applicable to the Company which are or may become mandatorily applicable to this Agreement.

17. Successors.

17.1 Assignment by the Executive. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

17.2 Successors and Assigns of the Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors, and assigns. The Company may not assign this Agreement to any person or entity (except for a successor described in Section 17.3 below) without the Executive’s written consent.

17.3 Assumption. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or its Affiliates to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it as if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

18. Administration Prior to Change in Control. Prior to a Change in Control, the Compensation Committee shall have full and complete authority to construe and interpret the provisions of this Agreement, to determine an individual’s entitlement to benefits under this Agreement, to make in its sole and absolute discretion all determinations contemplated under this Agreement, to investigate and make factual determinations necessary or advisable to administer or implement this Agreement. All determinations made under this Agreement by the Compensation Committee shall be final and binding on all interested persons. Prior to a Change

Wright Medical Group, Inc. Separation Pay Agreement Page 17

in Control, the Compensation Committee may delegate responsibilities for the operation and administration of this Agreement to one or more officers or employees of the Company. The provisions of this Section 18 shall terminate and be of no further force and effect upon the occurrence of a Change in Control.

19. Miscellaneous.

19.1 Prior Separation Pay Agreement; Effect of Involuntary Termination During Prior Separation Pay Agreement’s CIC Protection Period. Effective as of the Effective Date, the Separation Pay Agreement dated as of November 6, 2012 between the Executive and Wright Medical Technology, Inc. (the “Prior Separation Pay Agreement”) shall terminate and be superseded and replaced in its entirety by this Agreement and shall become void and be of no further force or effect; provided, however, that the Prior Separation Pay Agreement shall continue to apply after the Effective Date with respect to any rights or obligations that accrued prior to the Effective Date; and provided, further, that in the event of any Involuntary Termination (as defined in the Prior Separation Pay Agreement) of the Executive within the CIC Protection Period (as defined in the Prior Separation Pay Agreement), the Company shall, following the receipt of the Release required in Section 13 of this Agreement that has not been revoked, pay to the Executive the Post-Change in Control Severance Payment in Section 6.1 of this Agreement and provide the other additional benefits in Section 6.2 of this Agreement.

19.2 Governing Law. This Agreement shall be governed by, construed under and enforced in accordance with the laws of the State of Tennessee without regard to conflicts-of-laws principles that would require the application of any other law. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

19.3 Mandatory Jurisdiction and Venue. Any action to enforce the terms of this Agreement, and/or claims or disputes regarding the Executive’s employment with and/or separation from employment with the Company, shall be brought in the state or federal courts located in Shelby County, Tennessee and the parties hereto shall submit to and not contest such mandatory jurisdiction and venue in such courts.

19.4 Amendment. This Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing executed by all parties hereto. No person, other than pursuant to a resolution of the Board or the Compensation Committee, shall have authority on behalf of the Company to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto.

19.5 Insurance. The Company may, at its election and for its benefit, insure the Executive against accidental loss or death, and the Executive shall submit to such physical examination and supply such information to the insurance company as may be required in connection therewith; provided, however, that no specific information concerning the Executive’s physical examination will be provided to the Company or made available to the Company by the insurance company.

Wright Medical Group, Inc. Separation Pay Agreement Page 18

19.6 Waiver of Breach. A waiver by the Company or the Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the other party.

19.7 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

19.8 Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by personal delivery, by a nationally recognized overnight courier (provided a written acknowledgement of receipt is obtained) or by certified or express mail to the Executive at [●] or to the Company at Wright Medical Group, Inc., Attention: General Counsel, 1023 Cherry Road, Memphis, Tennessee 38117, or to such other address as a party shall notify the other parties. Notices and communications shall be effective when actually received by the addressee.

19.9 Taxes.

19.9.1 General. The Company and its Affiliates may withhold from any amounts payable under this Agreement such foreign, U.S. federal, state or local taxes as the Company or its Affiliates reasonably determine is required to be withheld pursuant to any applicable law or regulation.

19.9.2 Code Section 409A.

19.9.2.1 Notwithstanding anything else to the contrary herein, to the maximum extent permitted, this Agreement shall be interpreted to provide payments that are exempt from Code Section 409A or in compliance therewith, as applicable. In furtherance thereof, if payment or provision of any amount or benefit hereunder at the time specified in this Agreement would subject such amount or benefit to any additional tax under Code Section 409A (taking into account the amounts that are treated as exempt from the requirements of Code Section 409A by reason of the “separation pay” or “short-term deferral” exclusions), the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or the provision of such amount or benefit could be made without incurring such additional tax (including paying any severance that is delayed in a lump sum upon the earliest possible payment date which is consistent with Code Section 409A). In addition, to the extent that any regulations or guidance issued under Code Section 409A (after application of the previous provision of this paragraph) would result in the Executive being subject to the payment of interest or any additional tax under Code Section 409A, the Company and the Executive agree, to the extent reasonably possible, to amend this Agreement in order to avoid the

Wright Medical Group, Inc. Separation Pay Agreement Page 19

imposition of any such interest or additional tax under Code Section 409A, which amendment shall have the least possible economic effect on the Executive as reasonably determined in good faith by the Company and the Executive; provided however, that the Company and the Executive shall not be required to substitute a cash payment for any non-cash benefit herein.

19.9.2.2 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A (taking into account the amounts that are treated as exempt from the requirements of Code Section 409A by reason of the “separation pay” or “short-term deferral” exclusions) upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Code Section 409A and the payment thereof prior to a “separation from service” would violate Code Section 409A or any exclusion from the requirements of Code Section 409A, as applicable. For purposes of any such provision of this Agreement relating to any such payments or benefits, references to the “Date of Termination” shall mean the date the “separation from service” occurs and references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

19.9.2.3 For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company, as the case may be.

19.9.2.4 With respect to any payment constituting nonqualified deferred compensation subject to Code Section 409A: (A) all expenses or other reimbursements provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive; (B) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

19.9.2.5 If the Executive is deemed on the Date of Termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided on the first business day following the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay

Wright Medical Group, Inc. Separation Pay Agreement Page 20

Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 19 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum on the first business day following the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

19.9.3 Code Section 280G. The provisions set forth in Exhibit D hereto are hereby incorporated into this Agreement by this reference, and the Executive shall be entitled to the benefit of those provisions. This Section 19.9.3 and the provisions set forth in Exhibit D hereto shall be expressly assumed by any successor to the Company.

19.10 Entire Agreement. This Agreement, and the Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Rights Agreement (Exhibit A) and other exhibits hereto, contain the entire agreement of the parties with respect to the subject matter referred to herein and supersedes any and all prior negotiations, understandings, arrangements, letters of intent, and agreements, whether written or oral, between the Executive and the Company and its Affiliates, or any of its or their directors, officers, employees or representatives with respect thereto. In the event of any conflict between any provisions of this Agreement (including its Exhibits) and the provisions of any plan, program or policy of the Company or any of its Affiliates, the Agreement and its Exhibits shall govern.

19.11 Survivability. Except as otherwise expressly set forth in this Agreement, upon the termination of this Agreement or the expiration of the Term, the respective rights and obligations of the parties that accrued prior to such termination or expiration shall survive such termination or expiration to the extent necessary to carry out the intentions of the parties hereto. The Agreement shall continue in effect until there are no further rights or obligations of the parties hereto that accrued prior to such termination or expiration outstanding hereunder and shall not be terminated by any party without the express written consent of all parties.

19.12 No Right of Employment. Nothing in this Agreement shall be construed as giving the Executive any right to be retained in the employ of the Company or shall interfere in any way with the right of the Company to terminate the Executive’s employment at any time, with or without Cause.

19.13 Unfunded Obligation. The obligations under this Agreement shall be unfunded. Benefits payable under this Agreement shall be paid from the general assets of the Company and its Affiliates. The Company shall have no obligation to establish any fund or to set aside any assets to provide benefits under this Agreement. With respect to all payment and performance obligations of the Company under this Agreement, the term the “Company” shall include all of its Affiliates.

Wright Medical Group, Inc. Separation Pay Agreement Page 21

19.14 Attorneys’ Fees. In any legal action by the Company to enforce Sections 12, 13 and 14 of this Agreement and the terms of the Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Rights Agreement, and in any other legal action by any party prior to a Change in Control to enforce any term of this Agreement, the prevailing party shall be entitled to recover all reasonable attorney’s fees and litigation costs. Following a Change in Control, should a party file any action to enforce any term of this Agreement other than an action by the Company to enforce Sections 12, 13 and 14 of this Agreement and the terms of the Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Rights Agreement, the Company shall pay all reasonable attorney’s fees and litigation costs incurred by the Executive. Following a Change in Control, the payment of fees and litigation costs will be made on a quarterly basis following the commencement of the action upon presentation of fee statements from legal counsel of the Executive without regard to which party may ultimately be the prevailing party.

19.15 Execution. This Agreement and its Exhibits may be executed in several counterparts each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement and its Exhibits may be executed by signatures delivered by facsimile or in pdf or other electronic format, which shall be deemed to be an original.

20. Term. The term of this Agreement shall commence from the Effective Date and shall continue until the close of business of the day preceding the third (3rd) anniversary of the Effective Date; provided, however, that commencing on the second (2nd) anniversary of the Effective Date (and each anniversary of the Effective Date thereafter), the term of this Agreement shall automatically be extended for one (1) additional year, unless at least ninety (90) days prior to such date, the Company or the Executive shall give written notice to the other party that the Company or the Executive, as the case may be, does not wish to so extend this Agreement. Notwithstanding the foregoing, if the Company gives such written notice to the Executive less than one (1) year after a Change in Control, the term of this Agreement shall be automatically extended until the later of (a) the date that is one (1) year after the anniversary of the Effective Date that follows such written notice or (b) the second (2nd) anniversary of the Change in Control.

[Remainder of page intentionally left blank; signature page follows]

Wright Medical Group, Inc. Separation Pay Agreement Page 22

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

AGREED AND ACCEPTED

WRIGHT MEDICAL GROUP, INC.		LANCE A. BERRY

By:	/s/ Robert J. Palmisano	/s/ Lance A. Berry
Title:	President and Chief Executive Officer

WRIGHT MEDICAL TECHNOLOGY, INC. (with respect to Section 19.1 only)

By:	/s/ Robert J. Palmisano
Title:	President and Chief Executive Officer

EXHIBIT A

CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION AND

INTELLECTUAL PROPERTY RIGHTS AGREEMENT

THIS CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION, AND INTELLECTUAL PROPERTY RIGHTS AGREEMENT (this “Agreement”) is entered into as of [hire date] by and between [                    ], a Delaware corporation (together with all its subsidiaries and affiliates owned or controlled, directly or indirectly, now or in the future, the “Company”), and [Employee Name] (“Employee”).

I N T R O D U C T I O N:

A. The Company designs, manufactures and markets orthopaedic medical devices and biologics. The Company conducts business in a highly competitive market and has invested significant time and resources in developing its products, business, customer, and employee relationships.

B. The Company must protect its confidential and proprietary information, and its relationships with customers, prospective customers, and other entities doing business with the Company, which constitute valuable assets of the Company and which the Company would not otherwise make accessible to Employee.

C. The Company must protect critical relationships with the Company’s customers and prospective customers that the Company has developed on the Company’s behalf and at the Company’s expense.

D. As a condition of Employee’s employment and access to confidential and proprietary Company information, and of allowing Employee to develop knowledge regarding relationships with the Company’s customers and prospective customers, and in consideration of employment and the Company’s compensation of the Employee, including without limitation wages, salary, potential bonuses, and other benefits, the Employee and the Company agree to enter into and comply with this Agreement.

A G R E E M E N T:

In consideration of the Company’s offer of employment, compensation, benefits, and the mutual promises and covenants set forth in this Agreement, and other valuable consideration, the sufficiency of which are hereby acknowledged, the Employee and the Company agree to be bound by and comply with this Agreement:

1. Confidentiality.

1.1 Except as required by Employee’s duties to the Company, Employee shall not, at any time during employment by Employer or thereafter, directly or indirectly disclose, furnish, make use of, or make accessible to any person, firm, corporation, or other entity, any Confidential Information (as defined below) developed or obtained while Employee was in the employ of the Company.

1.2 As used in this Agreement, “Confidential Information” means all information of the Company, whether or not developed by Employee, and all information of its customers and suppliers, including without limitation any formula, pattern, compilation, program, device, method, technique or process, that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use. Confidential Information includes but is not limited to trade secrets, and it may relate to such matters as research and development, manufacturing processes, management systems and techniques, the identity and requirements of customers, the identity of suppliers, strategic or financial data or plans, and sales and marketing plans and information. Confidential Information does not lose its confidential status merely because it was known by a limited number of persons or entities or because it did not originate entirely with the Company.

1.3 Employee acknowledges that the above-described knowledge and information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, that the Company would not grant Employee access to such knowledge and information in the absence of this Agreement, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. Employee shall refrain from intentionally committing any acts that would materially reduce the value of such knowledge or information to the Company.

2. Conduct During Employment; Conflicts and Loyalty. Employee understands that Employee owes a duty of loyalty to the Company during the term of Employee’s employment. While employed by the Company, (i) Employee will in good faith devote Employee’s best efforts and entire working time to the performance of services for the Company under the direction of managers and officers of the Company, and (ii) Employee will not serve as an independent contractor, employee, consultant, or in any other business capacity for any other person, firm, corporation or other business entity.

3. Noncompetition and Nonsolicitation Covenants.

3.1 Agreement Not to Compete. During the term of Employee’s employment with the Company and for a period of one year from and after the termination of Employee’s employment with the Company, whether such termination is with or without cause, or whether such termination is at the instance of Employee or the Company (the “Restricted Period”), Employee shall not, for himself or herself or on behalf of or in conjunction with any third party, engage or participate, either individually or as an employee, consultant or principal, partner, agent, trustee, officer, director, investor or shareholder of a corporation, partnership, limited liability company, or other business entity that engages in the Protected Business anywhere in the World. “Protected Business” means the design, development, manufacture, servicing, sale, solicitation, promotion, marketing or distribution of any medical products or services competitive with products manufactured, marketed or sold by the Company or any of its subsidiaries or any medical products or services intended to be manufactured, marketed or sold by the Company of the same type or general function. Notwithstanding the foregoing, if during the last twelve (12) months of Employee’s employment with the Company, Employee had no management duties or responsibilities and was engaged exclusively in sales activities, including selling, soliciting the sale of or supporting the sale of the Company’s products through direct contact with the Company’s customers, then the restrictions of this Section 3.1 will be limited to all geographic territories and account assignments to which Employee was assigned or for which Employee had supervisory and/or management responsibility during the last twenty four (24) months of Employee’s employment with the Company. Notwithstanding the foregoing, nothing in this Section 3.1 shall be deemed to preclude Employee from holding less than 1% of the outstanding capital stock of any corporation required to file periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and the securities of which are listed on any national securities exchange or traded on the over-the-counter market.

3.2 Agreement Not to Solicit Employees. During the Restricted Period, Employee shall not, directly or indirectly, alone or on behalf of any person or business entity, aid, encourage, advise, solicit, induce or attempt to induce any employee of the Company to leave his or her employment with the Company in order to accept employment with Employee or with any other person or entity with which Employee is or may become associated, affiliated or connected.

3.3 Agreement Not to Solicit Customers and Suppliers.

(a) During the Restricted Period, Employee shall not, directly or indirectly, alone or on behalf of any person or business entity, cause or attempt to cause any customer, prospective customer, vendor, supplier, or other business contact of the Company (i) to terminate, limit, or in any manner adversely modify or fail to enter into any actual or potential business relationship with the Company or (ii) to enter into or expand any actual or potential business relationship with any competitor of the Company.

(b) If during the last twelve (12) months of Employee’s employment with the Company, Employee had no management duties or responsibilities and was engaged principally in sales activities, including selling, soliciting the sale of or supporting the sale of the Company’s products through direct contact with the Company’s customers, then for a period of two (2) years from and after the termination of Employee’s employment with the Company, whether such termination is with or without cause, or whether such termination is at the instance of Employee or the Company, Employee shall not, directly or indirectly, alone or on behalf of any person or business entity, solicit any person or entity (i) whom Employee or any of Employee’s Subordinates (as defined below), if any, called on or serviced on behalf of the Company at any time during the three (3) years preceding the termination of Employee’s employment with the Company or (ii) from whom Employee or any of Employee’s Subordinates, if any, directly or indirectly solicited business or to whom Employee or any of Employee’s Subordinates, if any, submitted proposals to perform services on behalf of the Company at any time during the three years preceding the termination of Employee’s employment, with respect to any product or service competitive with or similar to any products or services of the Company. For purposes of this Section 3.3(b), “Subordinates” shall include any of the Company’s employees reporting to Employee at any time during the three years preceding the termination of Employee’s employment.

3.4 Judicial Modification. If the duration of, the scope of, or any business activity covered by any provision of this Section 3 is in excess of what a court of competent jurisdiction under this Agreement determines to be valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that such court determines to be valid and enforceable, and the Company and Employee consent to the judicial modification of the scope and duration of the restrictions in this Section 3 in any proceeding brought to enforce such restrictions so as to make them valid, reasonable and enforceable. Employee hereby acknowledges that this Section 3 shall be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

4. Patents, Copyrights and Related Matters.

4.1 Inventions. As used in this Agreement, the term “Invention” means discoveries, inventions, innovations, materials, suggestions, mask works, works of authorship, know-how, ideas (whether or not shown or described in writing or reduced to practice), conceived, reduced to practice, authored, or developed by Employee or jointly with others, whether or not patentable, copyrightable or registerable. “Company Inventions” means any Inventions which (a) relate directly to the business of the Company; (b) relate to the Company’s actual or anticipated research or development; (c) result from any work performed by Employee for the Company, for which equipment, supplies, facility or Company Confidential Information is used; or (d) is developed on any Company time.

4.2 Disclosure of Prior Inventions. Employee has identified on Exhibit A to this Agreement all Inventions relating in any way to the Company’s business or demonstrably anticipated research and development that were made by Employee prior to employment with the Company, and Employee represents that such list is complete. Employee represents that Employee has no rights in any such Inventions other than those specified in Exhibit A. If there is no such list on Exhibit A, Employee represents that Employee has made no such Inventions at the time of signing this Agreement.

4.3 Obligations Regarding Company Inventions. Employee understands that the Company is continually developing new products, processes, systems and machines of which Employee may have knowledge. Employee agrees that during Employment, to the extent Employee is involved with Company Inventions, Employee will (a) keep accurate, complete and timely records of all Company Inventions, which records shall be the Company’s property and be retained on the Company’s premises; (b) promptly and fully disclose and describe all

Company Inventions in writing; (c) assign (and Employee does hereby assign) to the Company all of Employee’s rights to all Company Inventions, and to applications for letters patent, copyright registrations and/or mask work registrations in all countries and to letters patent, copyright registrations and/or mask work registrations granted upon such Company Inventions in all countries; and (d) acknowledge and deliver promptly to the Company (without charge to the Company but at the Company’s expense) such written instruments and to do such other acts as may be necessary in the opinion of the Company to preserve Company Inventions against forfeiture, abandonment, or loss, and to obtain, defend or maintain such letters patent, copyright registrations and/or mask work registrations, and to vest the entire right and title thereto in the Company. Notwithstanding anything to the contrary set forth herein, in some circumstances, the provisions of this Section 4 may not apply to inventions for which no equipment, supplies, facility or trade secret information of the Company was used and which were developed entirely on Employee’s own time, and (a) which do not relate directly to the business of the Company or to the Company’s actual or demonstrably anticipated research or development, and (b) which do not result from any work performed by Employee for the Company.

4.4 Future Inventions. Employee recognizes that Company Inventions or Confidential Information relating to Employee’s activities while working for the Company and conceived or made by Employee, alone or with others, within one (1) year after termination of employment may have been conceived in significant part while employed by the Company. Accordingly, Employee agrees that such post-employment Inventions and proprietary information will be presumed to have been conceived during employment with the Company and are to be assigned and are hereby assigned to the Company unless and until Employee has established the contrary.

4.5 Appointment of Company as Agent/Attorney-in-Fact. In the event that the Company is unable for any reason to secure Employee’s signature to any document required to apply for or execute any patent, copyright, maskwork or other applications with respect to any Inventions (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and on my behalf and instead of Employee, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, maskworks or other rights thereon with the same legal force and effect as if executed by Employee.

5. Return of Records and Property; Cooperation.

5.1 Upon termination of Employee’s employment, upon Employee’s resignation, or at any time immediately upon the Company’s request, Employee shall promptly deliver to the Company any and all loaners, tool kits, Company records and any and all Company property in Employee’s possession or under Employee’s control and all copies thereof (whether in hard copy or stored in electronic or magnetic media, whether furnished by the Company or compiled by Employee, and whether or not containing Confidential Information), including without limitation products, formulae, technology, processes, marketing plans, price lists, customer lists, prospect lists, manuals, books, blank forms, documents, correspondence, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables, calculations, and all other materials or information relating to the business of the Company, and keys, access cards, access codes or other access information, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company.

5.2 Upon termination of Employee’s employment or at any time as requested by the Company, Employee agrees to make available to any person designated by the Company all information that Employee has concerning work Employee performed for the Company and any pending, reasonably anticipated or past transactions that may affect operation of the Company.

6. At-Will Employment. Unless Employee has entered into an express written agreement signed by an officer of the Company which explicitly alters the at-will relationship, Employee’s employment relationship with the Company is at will and it is not for any fixed term or duration. The Company may terminate Employee’s employment with the Company at any time and for any reason, with or without cause or notice. Employee may terminate Employee’s employment with the Company for any reason at any time. Nothing in this Agreement is intended to alter this at-will employment relationship, and such at-will employment relationship may not be modified except by an express written agreement signed by an officer of the Company and Employee.

7. No Conflicting Obligations. Employee represents and warrants to the Company that Employee is not contractually prohibited from executing and abiding by this Agreement, and that Employee’s employment with the Company, and the performance of any duties as an Employee of the Company, will not breach or conflict with any non-competition, confidentiality, or other obligations to another employer. Employee further represents and warrants that Employee has not brought and will not bring to this employment by the Company any confidential or proprietary information, including trade secrets, of prior employers and agrees not to make use of or disclose such confidential or proprietary information in carrying out Employee’s duties.

8. Subsequent Engagement; Mandatory Notice. Employee agrees that during the Restricted Period, Employee will give the Company written notice delivered to the Chief Executive Officer of the Company, before accepting employment or any other type of engagement with any person(s) or entity that provides or plans to provide products or services similar to any products or services of the Company or for the benefit of similar clients to those of the Company. Such written notice will identify the new employer or contracting party, describe the nature of its business, and describe the Employee’s proposed job duties and Employee’s geographic territory or responsibilities.

9. Remedies. Employee hereby acknowledges that the provisions of this Agreement are reasonable and necessary to protect the legitimate interests of the Company and that any violation of the provisions of this Agreement by Employee would cause substantial and irreparable harm to the Company. Employee further acknowledges that it would be difficult to fully compensate the Company for monetary damages resulting from any breach by Employee of the provisions hereof. Accordingly, in the event of any actual or threatened breach of any such provisions, the Company shall, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, such relief may be granted without the necessity of proving actual monetary damages. Employee agrees that in the event Employee is found to have breached (or threatened to breach) any provision of this Agreement, Employee will be liable to Employer for reasonable attorneys’ fees and costs which the Employer incurred in enforcing this Agreement.

10. Miscellaneous.

10.1 Governing Law. In order to provide the Employee and Company with certainty and predictability, the Employee and Company agree that all matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Tennessee without giving effect to any choice or conflict of law provision or rule, whether of the State of Tennessee or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Tennessee.

10.2 Mandatory Jurisdiction and Venue. In order to facilitate efficient litigation and to provide the Employee and Company with certainty and predictability, the Employee and Company agree that the courts of the State of Tennessee and/or the federal district courts, Western District of Tennessee, shall have exclusive jurisdiction for the purpose of interpreting, enforcing, and resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement, and all other claims and disputes related to the Employee’s employment with and/or separation from employment with the Employer. Any action involving such claims or disputes shall be brought in such courts. Each party consents to personal jurisdiction over such party in the State and/or federal courts of Tennessee and hereby waives any defense of lack of personal jurisdiction. Venue, for the purpose of all such suits shall be in the State or federal courts located in Shelby County, Tennessee.

10.3 Entire Agreement. This Agreement, and any employment agreement signed by an officer of the Company between the Company and Employee contain the entire agreement of the parties relating to the subject matter addressed therein and supersede all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no other agreements, representations or warranties relating to the subject matter of this Agreement.

10.4 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by an authorized officer of the Company, and the Employee.

10.5 No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived. Failure of the Company to require strict compliance with this Agreement or to enforce or seek to enforce this Agreement in response to a breach by Employee does not constitute a waiver of the Company’s right subsequently to seek enforcement as to that breach or any other breach of this Agreement.

10.6 Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the prior written consent of the other party, except that the Company may, without the consent of Employee, assign its rights and obligations under this Agreement (1) to any entity affiliated with the Company, (2) in connection with a merger or consolidation involving the Company, or (3) to any corporation or other person or business entity to which the Company may sell or transfer all or substantially all of its assets or the assets of any division. After any such assignment by the Company, the assignee shall thereafter be deemed to be “the Company” for purposes of all terms and conditions of this Agreement, including this Section 10.

10.7 Counterparts. This Agreement may be executed in any number of counterparts, and such executed counterparts shall constitute one Agreement.

10.8 Severability. Subject to Section 3.4, to the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

10.9 Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

10.10 Tolling. Employee understands and agrees that in the event of any breach of his or her obligations under Section 3 of this Agreement, the period of restraint applicable to such obligations shall be automatically tolled for the amount of time the violation continues.

[Signature page follows]

By signing below, the Employee acknowledges that he/she has read, understands, agrees to comply with, and agrees to be bound by the foregoing Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Rights Agreement.

EMPLOYEE:

Signature:
Name:

Date:

COMPANY:

WRIGHT MEDICAL GROUP, INC.

Signature:
Name:
Title:

Date:

Exhibit A

Prior Inventions

EXHIBIT B

GENERAL RELEASE

Lance A. Berry (the “Executive”), on behalf of the Executive and the Executive’s heirs, executors, administrators, successors and assigns, whether named or referred to below or not, releases, acquits and forever discharges Wright Medical Group, Inc. (the “Company”), its parent(s), successors and assigns, their agents, servants, and employees, its subsidiaries, divisions, subdivisions, and affiliates (“Released Party”), of and from any and all past, present, and future claims, counterclaims, demands, actions, causes of action, liabilities, damages, costs, loss of services, expenses, compensation, third-party actions, of every nature and description, whether known or unknown, suspected or unsuspected, foreseen, or unforeseen, real or imaginary, actual or potential, and whether arising at law or in equity, under the common law, state, federal or foreign law, or any other law, or otherwise, arising out of or relating to the Executive’s employment with the Company or the termination thereof (collectively “Claims”). The Executive intends to affect a full and final general release of all such Claims. It is expressly understood and agreed that this Release is intended to cover, and does cover, not only all now known injuries, losses, and damages, including injuries, losses, and damages not now known or anticipated, but which may later be discovered after the Effective Date (as hereinafter defined as the date when the Executive signs this Release), including all the effects and consequences thereof.

More specifically, by signing this Release, the Executive agrees to release any actual and potential Claims that the Executive has or may potentially have, either as an individual or standing in the shoes of the government, under any foreign, federal, state or local law, administrative regulation or legal principle (except as provided below in this Release) against the Company or any and all other Released Parties. The following listing of laws and types of Claims is not meant to, and shall not be interpreted to, exclude any particular law or type of Claim, law, regulation or legal principle not listed. The Executive understands that the Executive is releasing all Claims against the Company and all Released Parties including, but not limited to, any Claims for expense reimbursement or expenses, Claims for invasion of privacy; breach of written or oral, express or implied, contract; fraud or misrepresentation; Claims for assault, battery, defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, negligence, negligent hiring, retention or supervision, retaliation, constructive discharge, violation of whistleblower protection laws, unjust enrichment, violation of public policy, and any Claims under Title VII of the Civil Rights Act of 1964 (“Title VII”), 42 U.S.C. § 2000e, et seq., the Americans with Disabilities Act (“ADA”), as amended by the ADA Amendments Act of 2008 (“ADAAA”), 29 U.S.C. § 12101, et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, 29 U.S.C. §§ 1001, et seq., the Equal Pay Act (“EPA”), 29 U.S.C. § 206(d), the Family and Medical Leave Act (“FMLA”), 29 U.S.C. § 2601, et seq., the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Minnesota Human Rights Act (“MHRA”), Minn. Stat. § 363A.01, et seq., Minnesota Statutes § 181, et seq., the Minnesota Whistleblower Act,

Minn. Stat. § 181.931, et seq., Tennessee Human Rights Act and the Tennessee Disability Act, and any and all other Tennessee statutes, regulations, and ordinances related to fair employment practices or employment more generally, the False Claims Act, 31 U.S.C. § 3729, et seq. or any other state human rights or fair employment practices act. This includes, but is not limited to, Claims for violation of any civil rights laws based on protected class status and all other Claims for unlawful employment practices, and all other common law or statutory Claims.

The Executive is not releasing and “Claims” shall not include any rights or Claims the Executive has (1) pursuant to the Separation Pay Agreement between the Company and the Executive, any equity award granted to the Executive by Wright Medical Group N.V. or the Indemnification Agreement between the Company or its affiliates and the Executive; (2) to be indemnified and advanced expenses in accordance with applicable law, or the Company’s and its affiliates’ corporate documents or be covered under any applicable directors’ and officers’ liability insurance policies; (3) with respect to any rights which have accrued or become vested as of the date of this Release, including any rights to any outstanding equity awards; and (4) with respect to any Claims which arise after the date this Release is executed by the Executive.

The Executive declares that the Executive understands, covenants, and agrees that the Executive will not make any Claims or demands, or file any legal proceedings against the Company or join the Company as a party with respect to any Claims released by the Executive, nor shall the Executive proceed against any other Released Party, person, firm, or corporation on the Claims released above except as is necessary to enforce the terms and conditions of this Release and the Separation Pay Agreement between the Executive and the Company. The Executive further declares that the Executive is voluntarily forfeiting any right to recover or receive compensation in any form resulting from a legal action or demand against the Company by any other person or persons with respect to the Claims released by the Executive herein.

The filing of any claim, demand or any and all other legal proceedings by the Executive against the Company with respect to Claims released by the Executive shall be deemed to be a material breach of the terms of this Release. Such breach shall immediately terminate Company’s duty to pay any further sums to the Executive. Additionally, the Executive shall indemnify and hold harmless the Company from any and all judgments, costs, expenses, or attorneys’ fees whatsoever arising on account of the filing of any such claim, demand, or other legal proceedings by the Executive with respect to the Claims the Executive has released.

It is further understood and agreed that the Company will pay and the Executive is accepting severance payments and benefits more fully described in the Separation Pay Agreement between the parties in full accord and satisfaction of any obligations, Claims, and/or disputes that the Executive may have with the Company with respect to the Executive’s Released Claims.

The Executive declares, understands, covenants, and agrees that the terms of the Separation Pay Agreement, and the severance payments and benefits stated therein, are the sole consideration for this Release and that the Executive voluntarily accepts that consideration for the purpose of making a full and final compromise, adjustment, and release of all Claims.

The Executive understands and agrees that this is the full and complete understanding of the parties, that it is the integrated memorial of their agreement, and that there are no other written or oral understandings, agreements, covenants, promises or arrangements, directly or indirectly connected with this Release, that are not incorporated herein. The terms of this Release are contractual and are not mere recitals.

Notwithstanding the foregoing, nothing in this Release shall release any party from obligations resulting from the Separation Pay Agreement nor prohibit any party from seeking the enforcement of the Separation Pay Agreement.

The Executive understands that the consideration the Executive is receiving for settling and releasing the Executive’s Claims is contingent upon the Executive’s agreement to be bound by the terms of this Release. Accordingly, if the Executive attempts to revoke this Release as provided above, the Executive understands that the Executive is not entitled to the post-termination payments and benefits, other than the Accrued Obligations, offered in the Separation Pay Agreement. The Executive further understands that if the Executive attempts to revoke the Executive’s release of the Executive’s Claims, the Executive must immediately return to Company the post-termination payments and benefits, other than the Accrued Obligations, that the Executive may have received under the Executive’s Separation Pay Agreement.

AGREED AND ACCEPTED

The Company has advised the Executive of the Executive’s right to review this Release with the Executive’s own attorney. The Executive has had the opportunity to carefully read this Release and understands all its terms. In agreeing to sign this Release, the Executive has not relied on any oral statements or explanations made by the Company or any other Released Party, including their employees or attorneys. The Executive understands and agrees to be bound by this Release. This Release shall be effective as of the date signed by the Executive (“Effective Date”).

EXECUTIVE:

Dated:	, 20
	(Effective Date)	Signature

Name:

EXHIBIT C

GENERAL RELEASE,

INCLUDING RELEASE OF POTENTIAL ADEA CLAIMS

In further consideration for the payment of severance payments and benefits provided under the Separation Pay Agreement between (i) Lance A. Berry (the “Executive”) and (ii) Wright Medical Group, Inc. (the “Company”), the Executive, for himself or herself and the Executive’s heirs, executors, administrators, and assigns, hereby unconditionally releases and forever discharges the Company and each of the Company’s stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates, and all persons acting by, through, under, or in concert with any of them (collectively, the “Released Party”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected arising out of or relating to the Executive’s employment with the Company or termination of such employment, including, but not limited to, claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended from time to time, and other federal, state, or local laws prohibiting discrimination, any claims the Executive may have with regard to the Executive’s hiring, employment, and separation from employment, and any claims growing out of any legal restrictions on the Company’s right to terminate its employees (“Claim(s)”), which the Executive now has, owns or holds, or claims to have owned or held, or which the Executive at any time may have had or claimed to have had against the Company.

More specifically, by signing this Release, the Executive agrees to release any actual and potential Claim that the Executive has or may potentially have, either as an individual or standing in the shoes of the government, under any federal, state or local law, administrative regulation or legal principle (except as provided below in this Release) against the Company or any other Released Parties. The following listing of laws and types of Claims is not meant to, and shall not be interpreted to, exclude any particular law or type of Claim, law, regulation or legal principle not listed. The Executive understands that the Executive is releasing all the Executive’s Claims against the Company and all Released Parties including, but not limited to any Claims for expense reimbursement or expenses, relocation assistance Claims for invasion of privacy; breach of written or oral, express or implied, contract; fraud or misrepresentation; Claims for assault, battery, defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, negligence, negligent hiring, retention or supervision, retaliation, constructive discharge, violation of whistleblower protection laws, unjust enrichment, violation of public policy, and any Claims under ADEA, 29 U.S.C. § 626, as amended, the Older Workers Benefit Protection Act of 1990 (“OWBPA”), 29 U.S.C. § 626(f), Title VII of the Civil Rights Act of 1964 (“Title VII”), 42 U.S.C. § 2000e, et seq., the Americans with Disabilities Act (“ADA”), as amended by the ADA Amendments Act of 2008 (“ADAAA”), 29 U.S.C. § 12101, et seq., the Employee Retirement Income Security Act

of 1974 (“ERISA”), as amended, 29 U.S.C. §§ 1001, et seq., the Equal Pay Act (“EPA”), 29 U.S.C. § 206(d), the Family and Medical Leave Act (“FMLA”), 29 U.S.C. § 2601, et seq., the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Minnesota Human Rights Act (“MHRA”), Minn. Stat. § 363A.01, et seq., Minnesota Statutes § 181, et seq., the Minnesota Whistleblower Act, Minn. Stat. § 181.931, et seq., Tennessee Human Rights Act and the Tennessee Disability Act, and any and all other Tennessee statutes, regulations, and ordinances related to fair employment practices or employment more generally, the False Claims Act, 31 U.S.C. § 3729, et seq., or any other state human rights or fair employment practices act, and any other federal, state, local or foreign statute, law, rule, regulation, ordinance or order. This includes, but is not limited to, Claims for violation of any civil rights laws based on protected class status and all other Claims for unlawful employment practices, and all other common law or statutory Claims.

The Executive is not releasing and Claims shall not include any rights or Claims the Executive has (1) pursuant to the Separation Pay Agreement between the Executive and the Company, any equity award granted to the Executive by Wright Medical Group N.V. or the Indemnification Agreement between the Company or its affiliates and the Executive; (2) to be indemnified and advanced expenses in accordance with applicable law, or the Company’s and its affiliates’ corporate documents or to be covered under any applicable directors’ and officers’ liability insurance policies; (3) with respect to any rights which have accrued or become vested as of the date of this Release, including any rights to any outstanding equity awards; and (4) with respect to any Claims which arise after the Effective Date of this Release.

This Release complies with the Older Workers Benefit Protection Act of 1990, as amended from time to time.

a.	This Release is written in terms which the Executive understands;

b.	The Executive is advised of the Executive’s rights to consult an attorney to review and for advice regarding whether to sign this Release;

c.	The Executive does not waive any rights or claims that may arise after the date the Release is executed;

d.	The Executive is receiving consideration beyond anything of value to which the Executive already is entitled; and

e.	The Executive has been given a reasonable period of time to consider this Release (at least 21 days).

RIGHT TO RESCIND OR REVOKE

The Executive understands that insofar as this Release relates to the Executive’s rights under the ADEA, it shall not become effective or enforceable until seven (7) days after the Executive signs it. The Executive also has the right to rescind (revoke) this Release only insofar as it extends to potential Claims under the ADEA by written notice to Company within seven (7)

calendar days following the Executive’s signing this Release (the “Rescission Period”). Any such rescission (revocation) must be in writing, must explain that the revocation is applicable to the Executive’s ADEA Claims, and must be either hand-delivered to the Company or, if sent by mail, postmarked within the applicable time period (below), sent by certified mail, return receipt requested, and addressed as follows:

(a)	post-marked within the seven (7) day period;

(b)	properly addressed to:

General Counsel

Wright Medical Group, Inc.

1023 Cherry Road

Memphis, TN 38117; and

(c)	sent by certified mail, return receipt requested.

The Executive understands that the consideration the Executive is receiving for settling and releasing the Executive’s Claims is contingent upon the Executive’s agreement to be bound by the terms of this Release. Accordingly, if the Executive attempts to revoke this Release, the Executive understands that the Executive is not entitled to the post-termination payments and benefits, other than the Accrued Obligations, offered in the Separation Pay Agreement. The Executive further understands that if the Executive attempts to revoke the Executive’s release of the Executive’s ADEA Claims, the Executive must immediately return to Company any post-termination payments and benefits, other than the Accrued Obligations, that the Executive may have received under the Executive’s Separation Pay Agreement; provided however, that if the Executive decides to challenge the knowing and voluntary nature of this Release under the ADEA and/or the OWBPA, the Executive is not required to return to Company any consideration that the Executive received under the Executive’s Separation Pay Agreement.

AGREED AND ACCEPTED

The Company has advised the Executive of the Executive’s right to review this Release with the Executive’s own attorney. The Executive has had the opportunity to carefully read this Release and understands all its terms. In agreeing to sign this Release, the Executive has not relied on any oral statements or explanations made by the Company or any other Released Party, including their employees or attorneys. The Executive understands, accepts, and agrees to be bound by this Release. This Release shall be effective as of the date signed by the Executive (“Effective Date”).

EXECUTIVE:

Dated:	, 20
	(Effective Date)	Signature

Name:

EXHIBIT D

MODIFIED 280G CUTBACK

Notwithstanding anything to the contrary in this Agreement, in any other agreement between or among the Executive, the Company or any of its Affiliates or in any plan maintained by the Company or any Affiliate, if there is a 280G Change in Control (as defined in Section (g)(i) below), the following rules shall apply:

(a) Except as otherwise provided in Section (b) below, if it is determined in accordance with Section (d) below that any portion of the Payments (as defined in Section (g)(ii) below) that otherwise would be paid or provided to the Executive or for the Executive’s benefit in connection with the 280G Change in Control would be subject to the excise tax imposed under Section 4999 of the Code (“Excise Tax”), then such Payments shall be reduced by the smallest total amount necessary in order for the aggregate present value of all such Payments after such reduction, as determined in accordance with the applicable provisions of Section 280G of the Code and the regulations issued thereunder, not to exceed the Excise Tax Threshold Amount (as defined in Section (g)(iii) below).

(b) No reduction in any of the Executive’s Payments shall be made pursuant to Section (a) above if it is determined in accordance with Section (d) below that the After Tax Amount of the Payments payable to the Executive without such reduction would exceed the After Tax Amount of the reduced Payments payable to the Executive in accordance with Section (a) above. For purposes of the foregoing, (i) the “After Tax Amount” of the Payments, as computed with, and as computed without, the reduction provided for under Section (a) above, shall mean the amount of the Payments, as so computed, that the Executive would retain after payment of all taxes (including without limitation any federal, state or local income taxes, the Excise Tax or any other excise taxes, any medicare or other employment taxes, and any other taxes) imposed on such Payments in the year or years in which payable; and (ii) the amount of such taxes shall be computed at the rates in effect under the applicable tax laws in the year in which the 280G Change in Control occurs, or if then ascertainable, the rates in effect in any later year in which any Payment is expected to be paid following the 280G Change in Control, and in the case of any income taxes, by using the maximum combined federal, state and (if applicable) local income tax rates then in effect under such laws.

(c) Any reduction in the Executive’s Payments required to be made pursuant to Section (a) above (the “Required Reduction”) shall be made as follows: first, any Payments that became fully vested prior to the 280G Change in Control and that pursuant to paragraph (b) of Treas. Reg. §1.280G-1, Q/A 24 are treated as Payments solely by reason of the acceleration of their originally scheduled dates of payment shall be reduced, by cancellation of the acceleration of their dates of payment; second, any severance payments or benefits, performance-based cash or performance-based equity incentive awards, or other Payments, in all cases the full amounts of which are treated as contingent on the 280G Change in Control pursuant to paragraph (a) of Treas. Reg. §1.280G-1, Q/A 24, shall be reduced; and third, any cash or equity incentive awards, or non-qualified deferred compensation amounts, that vest solely based on the Executive’s continued service with the Company or any of its Affiliates, and that pursuant to paragraph (c) of Treas. Reg. §1.280G-1, Q/A 24 are treated as contingent on the 280G Change in Control because they become vested as a result of the 280G Change in Control, shall be reduced, first by cancellation of any acceleration of their originally scheduled dates of payment (if payment with respect to such items is not treated as automatically occurring upon the vesting of such items for purposes of Section 280G) and then, if necessary, by canceling the acceleration of their vesting. In each case, the amounts of the Payments shall be reduced in the inverse order of their originally scheduled dates of payment or vesting, as applicable, and shall be so reduced only to the extent necessary to achieve the Required Reduction.

(d) A determination as to whether any Excise Tax is payable with respect to the Executive’s Payments and if so, as to the amount thereof, and a determination as to whether any reduction in the Executive’s Payments is required pursuant to the provisions of Sections (a) and (b) above, and if so, as to the amount of the reduction so required, shall be made by no later than fifteen (15) days prior to the closing of the transaction or the occurrence of the event that constitutes the 280G Change in Control, or as soon thereafter as administratively practicable. Such determinations, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent auditor (the “Auditor”) jointly selected by the Executive and the Company, all of whose fees and expenses shall be borne and directly paid solely by the Company. The Auditor shall be a nationally recognized public accounting firm which has not, during the two (2) years preceding the date of its selection, acted in any way on behalf of the Company or any of its Affiliates or for any entity effecting the 280G Change in Control. If the Executive and the Company cannot agree on the firm to serve as Auditor, then the Executive and the Company shall each select one (1) accounting firm and those two (2) firms shall jointly select the accounting firm to serve as the Auditor. The Auditor shall provide a written report of its determinations, including detailed supporting calculations, both to the Executive and to the Company. If the Auditor determines that no Excise Tax is payable with respect to the Executive’s Payments, either as a result of any Required Reduction the Auditor has determined should be made thereto or because the Auditor has determined that no Required Reduction must be made thereto, the written report which the auditor furnishes to the Executive and to the Company pursuant to the preceding sentence shall be accompanied by an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to the Executive’s Payments. Except as otherwise provided in Section (e) or Section (f) below, the determinations made by the Auditor pursuant to this Section (d) shall be binding upon the Executive and the Company and its Affiliates.

(e) If, notwithstanding (1) any determination made pursuant to Section (d) above that a reduction in the Executive’s Payments is not required pursuant to Section (a) above or (2) any reduction in the Executive’s Payments made pursuant to Section (a) above, the United States Internal Revenue Service (the “IRS”) subsequently asserts that the Executive is liable for Excise Tax with respect to such Payments, the Payments then remaining to be paid or provided to the

Executive shall be reduced as provided in Sections (a) and (b) above or shall be further reduced as provided in Section (a) above, and (if still necessary after such reduction or further reduction) any Payments already made to the Executive shall be repaid to the Company or its Affiliates, to the extent necessary to eliminate the Excise Tax asserted by the IRS to be payable by the Executive. Any such reduction or further reduction or repayment (i) shall be made only if the IRS agrees that such reduction or further reduction or repayment will be effective to avoid the imposition of any Excise Tax with respect to the Executive’s Payments as so reduced or repaid and agrees not to impose such Excise Tax against the Executive if such reduction or further reduction or repayment is made, and (ii) shall be made in the manner described in Section (c) above,

(f) Notwithstanding anything to the contrary in the foregoing provisions of this Exhibit D, if (i) the Executive’s Payments have been reduced pursuant to Section (a) above and the IRS nevertheless subsequently determines that Excise Tax is payable with respect to the Executive’s Payments, and (ii) if the After Tax Amount of the Payments payable to the Executive, determined without any further reduction or repayment as provided in Section (e) above, and without any initial reduction as provided in Section (a) above, would exceed the After Tax Amount of the Payments payable to the Executive as reduced in accordance with Section (a), then (A) no such further reduction or repayment shall be made with respect to the Executive’s Payments pursuant to Section (e) above, and (B) the Company or its Affiliate shall pay to the Executive an amount equal to the reduction in the Executive’s Payments that was initially made pursuant to Section (a). Such amount shall be paid to the Executive in a cash lump sum by no later than the fifteenth (15th) day of the third (3rd) month following the close of the calendar year in which the IRS makes its final determination that Excise Tax is due with respect to the Executive’s Payments, provided that by such day the Executive has paid the Excise Tax so determined to be due.

(g) For purposes of the foregoing, the following terms shall have the following respective meanings:

(i) “280G Change in Control” shall mean a change in the ownership or effective control of the Parent Corporation or in the ownership of a substantial portion of the assets of the Parent Corporation, as determined in accordance with Section 280G(b)(2) of the Code and the regulations issued thereunder.

(ii) “Payment” shall mean any payment or benefit in the nature of compensation that is to be paid or provided to the Executive or for the Executive’s benefit in connection with a 280G Change in Control, to the extent that such payment or benefit is “contingent” on the 280G Change in Control within the meaning of Section 280G(b)(2)(A)(i) of the Code and the regulations issued thereunder.

(iii) “Excise Tax Threshold Amount” shall mean an amount equal to (x) three (3) times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations issued thereunder, less (y) $1,000.